U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


FORM 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:

     EMERSON RADIO CORP.
    ------------------------------------------------------------
    (Last)                    (First)                 (Middle)

     9 ENTIN ROAD
    ------------------------------------------------------------
    (Street)

    PARSIPPANY               NEW JERSEY                07054
    ------------------------------------------------------------
    (City)                     (State)                 (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year):

                    12/10/96

3.  IRS or Social Security Number of Reporting Person (Voluntary):

                    22-3285224

4.  Issuer Name and Ticker or Trading Symbol:

                  SPORT SUPPLY GROUP, INC. (NYSE-GYM)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

     Director                          X  10% Owner
-----                                -----

     Officer (give title below):          Other (specify below):
-----                                -----

                    ------------------

6.  If Amendment, Date of Original (Month/Day/Year):


             TABLE I - Non-Derivative Securities Beneficially Owned


 1.Title of Security    2.Amount of     3.Ownership    4.Nature of
   (Instr. 4)             Securities      Form           Indirect
                          Beneficially    (Direct(D)     Beneficial
                          Owned           or             Ownership
                          (Instr.4)       Indirect       (Instr.5)
                                          (I)) (Instr.
                                          5)
   -----------------     ------------    -------------   -----------
     COMMON STOCK          2,269,500          D             N/A


      Reminder:   Report  on  a  separate line  for  each  class  of  securities beneficially owned directly or indirectly.


     TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):


1.Title of    2.Date         3.Title      4.Conversion  5.Owner-    6.Nature
  Derivative    Exercisable    and Amount   or Exercise   ship        of
  Security      and            of           Price of      Form of     Indirect
  (Instr.4)     Expiration     Securities   Derivative    Deriva-     Bene-
                Date (M/D/Y)   Underlying   Security      tive        ficial
                               Derivative                 Security:   Owner-
                               Security                   Direct      ship
                               (Instr.4)                  (D) or      (Instr.
                                                          Indirect     5)
                                                          (I)
                                                          (Instr.
                                                           5)
 ---------    ------------    -----------  -----------   ---------    --------
 WARRANTS     12/10/96--       1,000,000      $7.50         D           N/A
              12/10/2001       SHARES OF
                               COMMON
                               STOCK


Explanation of Responses:

               EMERSON RADIO CORP.


               By:   /s/ Eugene I. Davis            12/10/96
               -------------------------------     ----------
               **Signature of Reporting Person         Date
                 EUGENE I. DAVIS, PRESIDENT

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).